Exhibit 10.1

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a Request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  Such portions are marked “[*]” in this document; they have been filed separately with the Commission.

PURCHASE AGREEMENT

BETWEEN

ERICSSON FEDERAL INC.

AND

GLOBALSTAR, INC.

FOR

GLOBALSTAR’S SECOND GENERATION GATEWAY

CORE NETWORK DEVELOPMENT

CONTRACT NUMBER GINC-C-08-0400

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, GINC-C-08-0400 (this “Agreement”), effective as of October 1, 2008 (the “Effective Date of Contract” or “EDC”), is entered into by and between Ericsson Federal Inc., a Delaware corporation (“Ericsson”), with a place of business at 1595 Spring Hill Rd., Vienna, VA 22182 and Globalstar, Inc., a Delaware corporation (“Globalstar”) with its principal place of business at 461 South Milpitas Boulevard, Milpitas, California 95035 (each a “party” and collectively the “parties”).

WHEREAS, Globalstar desires to retain a qualified supplier to provide Products and Services with respect to Globalstar’s Second Generation Gateway Core Network Development; and

WHEREAS, Globalstar and Ericsson have agreed that the business structure established pursuant to this Agreement will achieve the objectives contemplated by the parties in establishing the terms and conditions upon which Ericsson will provide to Globalstar, and Globalstar will purchase from Ericsson, those certain specified Products and Services.

NOW, THEREFORE, Ericsson and Globalstar hereby agree as follows:

1. Scope of Agreement

Subject to the terms and conditions of this Agreement and payment of $22,651,151 in accordance with the Payment Milestones set forth in Exhibit C, Payment Milestones, Ericsson agrees to deliver to Globalstar the Products and Services listed in the attached Exhibit A, Pricing Schedule, as further set forth in Exhibit D, Statement of Work and defined in Exhibit E, Statement of Compliance.

The following Exhibits are incorporated into this Agreement and made a part hereof:

Exhibit A	Pricing Schedule
Exhibit B	Termination Liability Schedule
Exhibit C	Payment Milestones
Exhibit D	Statement of Work for Globalstar 2nd Generation Gateway Core Network Development
Exhibit E	Statement of Compliance
Exhibit F	Expansion Pricing and Options
Exhibit G	Statement of Work for Expansion Products (as agreed to by the parties)
Exhibit H	Spares List
Exhibit I	Definitions
Exhibit J	Globalstar Travel Policy

2. Order of Precedence

Should any ambiguity or conflict arise between any Exhibits hereto and the Agreement Articles of this document, such ambiguity or conflict shall be resolved by following order of precedence as set forth below:

Agreement Articles of this document

Exhibit I – Definitions

Exhibit D – Statement of Work for Globalstar 2nd Generation Gateway Core Network Development

Exhibit G – Statement of Work for Expansion Products (as agreed to by the parties)

Exhibit J – Globalstar Travel Policy

Exhibit E – Statement of Compliance

Exhibit A – Pricing Schedule

Exhibit F – Expansion Pricing and Options

Exhibit B – Termination Liability Schedule

Exhibit C – Payment Milestones

Exhibit H – Spares List

3. Options

Globalstar shall have the unilateral right to exercise any option as set forth in Exhibit F, Expansion Pricing and Options.  Globalstar may exercise such option by providing written notice to Ericsson no later that the expiration of the Option Validity Period which is hereby defined to be the expiration of the term of this Agreement as set forth in Article 4, Term. The option price is firm fixed price for the duration of the Initial Term of this Agreement.  If an option is exercised or an order for an optional item is placed after the Initial Term of this Agreement, up to the 10th anniversary of EDC the price for such item shall be subject to escalation to be capped at [*] per annum.  Following the tenth (10th) anniversary of EDC the availability of any optional items hereunder will be subject to mutually agreed terms and conditions. Such exercised options or orders will be incorporated into the Agreement through the written Change Request process set forth in Article 29, Changes.  Each Contract Change Notice shall include updates, as required, to the Exhibits of the Agreement.  Globalstar shall provide a forecast to Ericsson 3 months in advance of exercise of any option.  Delivery of Products under any exercised option is 8 weeks after exercise of option, provided Ericsson has received the forecast 3 months in advance as referenced above.

For the sake of clarification, Globalstar shall have the option to extend the Customer Support as described in Exhibit F – Expansion Pricing and Options, and consistent with Section 5 of Exhibit D, Statement of Work for an additional three (3) years in one three year increment at the option prices as set forth in Exhibit F – Expansion Pricing and Options. Support may be provided in additional three year increments subject to the mutual agreement of the parties.  Globalstar shall deliver written notice of its election to implement such extensions not less than 90 days prior to the end of the applicable period being extended.  Payments for such extensions shall be invoiced quarterly in advance of each quarterly period starting at the beginning of the extension period with payment due in accordance with Article 13, Invoicing and Payments.

4. Term

The Initial Term of this Agreement will commence at EDC and will continue for a period of five (5) years, unless sooner terminated in accordance with the provisions hereof.  This Agreement will automatically extend for successive one (1) year periods unless sooner terminated in accordance with the provisions hereof.

5. Statement of Work

(A) Under this Agreement, Ericsson shall deliver “Work” as set forth below:

(a)  Products as set forth in Exhibit A – Pricing Schedule

(i)   Hardware (including third party hardware);

(ii)  Software (software executable code and firmware, including same from third parties)

(iii) Documentation (technical data, manuals, drawings and documents, including same from third parties); and

(b)  Services (including Customer Support).

(B) Additional Products and Services set forth in Exhibit F - Expansion Pricing and Options, may be provided by Ericsson to Globalstar in accordance with a Statement of Work mutually agreed to by Ericsson and Globalstar from time to time during the term of this Agreement (“Statement of Work for Expansion Products”). Each such Statement of Work for Expansion Products will, at a minimum, include the following:

(a)           A reference to this Agreement, which reference will be deemed to incorporate all applicable provisions of this Agreement.

(b)           The date as of which the Statement of Work for Expansion Products will be effective, and, if applicable, the term or period of time during which Ericsson will provide the applicable Products and Services to Globalstar pursuant to that Statement of Work for Expansion Products.

(c)           A description of the Products and Services to be provided by Ericsson to Globalstar pursuant to the Statement of Work for Expansion Products, including, but not limited to, the deliverables to be provided as part of the applicable Products and Services pursuant to that Statement of Work.

(d)           The amounts payable to Ericsson by Globalstar for the Products and Services to be provided under the applicable Statement of Work for Expansion Products.

(e)           Additional payment milestones and termination liabilities for the Expansion Products provided under that Statement of Work for Expansion Products that are not otherwise set forth in this Agreement.

No Statement of Work for Expansion Products will become effective until a formal amendment to the Agreement, incorporating such Statement of Work into this Agreement, has been executed by an authorized representative of both Ericsson and Globalstar.

In the event of any express conflict or inconsistency between the provisions of this Agreement and the provisions of any Statement of Work for Expansion Products, the provisions of this Agreement will control with respect to the interpretation of that Statement of Work.

6. Performance Schedule

The Work, as defined in Article 5, Statement of Work, and as set forth in Exhibit D, Statement of Work, shall be performed in accordance with the schedule detailed in Exhibit D, Statement of Work, and Exhibit E, Statement of Compliance.  Such schedule shall be adjusted on an equitable basis pursuant to the Change procedure set out in Article 29, Changes of this Agreement in respect of (i) any delays attributable to any events of excusable delay referenced in Article 31, Force Majeure, of this Agreement or (ii) delays by Globalstar in acting or performing as required under this Agreement including any delay or failure to furnish the required equipment, services or property pursuant to Section 4 of Exhibit D,  Statement of Work, of this Agreement

7. Acceptance

A.            All deliverable Work specified in Exhibit D, Statement of Work, and all Payment Milestones as defined is Exhibit C, Payment Milestones, shall be subject to acceptance of such Work by Globalstar in accordance with this Article 7.

Postponement of acceptance by Globalstar due to any deficiencies not attributable to Ericsson will be deemed acceptance of such Milestone.

B.            Installation/ Delivery Acceptance

   Upon installation of the applicable Products for the lab and sites 1-3 and upon delivery of the applicable Products for sites 4-9, Ericsson will conduct acceptance testing in accordance with the procedures and requirements set forth in Exhibit D – Statement of Work and Exhibit E – Statement of Compliance to demonstrate that such Products operate in material conformance with the applicable specifications in accordance with the applicable acceptance test plan and acceptance criteria as mutually agreed upon 60 days prior to the commencement of the installation. Upon successful completion of the applicable acceptance testing, Ericsson will provide Globalstar with a Certificate of

Acceptance for such installation. Within ten (10) business days following its receipt of the Certificate of Acceptance, Globalstar will either (i) sign and return to Ericsson the Certificate of Acceptance, confirming Globalstar ‘s acceptance of such installation, or (ii) notify Ericsson in writing of Globalstar’s rejection of such installation, together with the specific deficiencies constituting the grounds for such rejection; provided that either (1) Globalstar ‘s failure to so provide Ericsson with such written notification of rejection within such 10-business-day period, or (2) Globalstar’s commercial use of such Products, or a portion thereof, will constitute acceptance of such installation. Only service-affecting deficiencies shall be grounds for delay of the applicable acceptance of such installation. Prior to or upon Globalstar’s acceptance of the installation, Globalstar may provide Ericsson with a written punchlist of the non-conformities of such installed Product (the “Punchlist”). Within fifteen (15) days following the acceptance of such Product, Globalstar may update such Punchlist by adding the non-conformities of the Product identified by Globalstar after the acceptance. Ericsson shall promptly correct the non-conformities identified in the Punchlist. Upon Ericsson’s successful correction of such non-conformities, Ericsson shall submit to Globalstar, and Globalstar shall sign, a certificate verifying that no further Punchlist items remain unresolved.

C.            Payment Milestone Acceptance

Acceptance of Payment Milestones as defined in Exhibit C – Payment Milestones, to the extent they are not included in 7 B above, shall occur upon successful completion of the Payment Milestone in accordance with the acceptance criteria as mutually agreed upon 60 days prior to the defined completion date of each Payment Milestone. Upon successful completion of the applicable acceptance criteria, Ericsson will provide Globalstar with a Certificate of Acceptance for each such Payment Milestone. Within ten (10) business days following its receipt of the Certificate of Acceptance, Globalstar will either (i) sign and return to Ericsson the Certificate of Acceptance, confirming Globalstar ‘s acceptance of such Milestone, or (ii) notify Ericsson in writing of Globalstar’s rejection of the Milestone, together with the specific deficiencies constituting the grounds for such rejection; provided that either (1) Globalstar ‘s failure to so provide Ericsson with such written notification of rejection within such 10-business-day period, or (2) Globalstar’s commercial use of the deliverables, or a portion thereof, will constitute acceptance of the Payment Milestone. Prior to or upon Globalstar’s acceptance of the Payment Milestone, Globalstar may provide Ericsson with a written punchlist of the non-conformities (the “Punchlist”). Within fifteen (15) days following the acceptance of the Payment Milestone, Globalstar may update such Punchlist by adding the non-conformities of the Payment Milestone identified by Globalstar after the acceptance. Ericsson shall promptly correct the non-conformities identified in the Punchlist. Upon Ericsson’s successful correction of such non-conformities, Ericsson shall submit to Globalstar, and Globalstar shall sign, a certificate verifying that no further Punchlist items remain unresolved.

8. Access to Work in Progress

A.            Globalstar shall have the right, at all reasonable times during the performance of this Agreement, and at Globalstar’s sole expense, to monitor the Work in progress at the plants of Ericsson, provided that Globalstar gives reasonable notice to Ericsson.  Visits shall be on a non-interfering basis subject to Ericsson’s standard security and confidentiality procedures.

B.            To the extent necessary to implement this Article, and with the consent of any affected subcontractors, Ericsson shall pass through the provisions hereof into all subcontracts with suppliers of critical path items.

C.            In no event shall Ericsson be liable if Globalstar’s monitoring delays or otherwise prevents the performance, delivery or acceptance of Ericsson Work under this Agreement.

9. Delivery, Title and Risk of Loss

Except as the parties may otherwise agree to, Ericsson shall deliver the Product according to INCOTERMS 2000, Delivery Duty Unpaid named place of destination and according to the agreed upon delivery schedule.  ‘Delivery Duty Unpaid’ (named place of destination) means that Ericsson delivers the Products to Globalstar, not cleared for import, and not unloaded from any arriving means of transport at the ‘named place of destination’.  Ericsson has to bear the costs and risks involved in the bringing the Products thereto, other than, where applicable, any ‘duty’ (which term includes the responsibility for and the risks of carrying out of customs formalities, and the payment of formalities, customs duties, taxes and other charges) for import in the country of destination.  Such ‘duty’ has to be borne by Globalstar as well as any costs and risks caused by Globalstar’s failure to clear the Products for import in time. Ericsson will make reasonable commercial efforts to minimize the number of shipments to each site.

Title and risk of loss or damage to the Products will pass to Globalstar upon Ericsson’s delivery to the named place of destination.  Notwithstanding the foregoing, Globalstar hereby grants to Ericsson a lien on and a security interest (which, to the fullest extent permitted by law, shall be deemed to be a purchase money security interest) in and to each such Product and any and all proceeds thereof to secure the payment in full of the purchase price for such Product.  Globalstar agrees to cooperate with Ericsson to create, preserve, perfect or validate such lien and security interest in any jurisdiction, and Ericsson may at any time file a copy of this Agreement as a financing statement with any filing office in any jurisdiction.

10. Prices and Fees

The Total Purchase Price shall be a firm fixed-price Twenty Two Million Six Hundred Fifty One Thousand One Hundred Fifty One United States Dollars (US$22,651,151) for the Work which may be amended from time to time in accordance with this Agreement.  For the sake of clarification, there is an additional time and materials component of the Work. The commitment for the Total Purchase Price listed in Exhibit A, Payment Milestones, shall arise upon execution of this Agreement by the parties, without the need to issue any purchase order or other similar documentation in connection herewith. The commitment for the purchase price of any Expansion Products to be listed in a Statement of Work for Expansion Products shall arise upon execution by an authorized representative of both Ericsson and Globalstar of an amendment incorporating such Statement of Work into this Agreement.

11. Out-of-Pocket Expenses

With regard to any mutually approved time-and-materials Work, Globalstar will pay or reimburse Ericsson for any reasonable out-of-pocket expenses, such as travel and associated expenses, reasonably incurred by Ericsson in connection with the performance of this Agreement so long as Ericsson requests and estimates the magnitude of such expenses and receives Globalstar approval in advance. All travel must be consistent with Exhibit J, Globalstar Travel Policy, and invoiced as direct “pass through” actual and reasonable costs with no loading for indirect costs or profit.

12. Taxes and Duties

Globalstar shall be responsible for all sales and use taxes and export or import duties or value-added taxes or similar charges under any present or future national, federal, state or local laws which may arise and which become due by reason of the delivery of any Product or Service and by reason of the supply of any Globalstar equipment or other Globalstar property to Ericsson.  Globalstar will pay and discharge, either directly to the governmental agency or as billed by Ericsson, the foregoing taxes, duties and charges.

13. Invoicing and Payment

A.            The Total Purchase Price referred to in Article 10, Prices and Fees, shall be paid by Globalstar in accordance with Exhibit A, Pricing Schedule, and Exhibit C, Payment Milestones, and with the terms of this Article.

B.            With respect to each amount specified in Exhibit C, Payment Milestones, Ericsson shall submit an invoice to Globalstar when the relevant milestone has been completed and accepted per the Acceptance procedure in Article 7.

C.            Globalstar shall pay each invoice for Payment Milestones within 30 days of receiving each invoice after having provided Ericsson with a signed Certificate of Acceptance or within 30 days of the date of deemed Acceptance per Article 7. Globalstar shall pay each invoice for time and material within 30 days of receiving such invoice.

Unless otherwise notified in writing by Ericsson, all transfers of funds to Ericsson in accordance with this Agreement shall be sent by wire transfer to the following bank account:

Account of Ericsson Federal Inc.

[*]

D.            All invoices shall be submitted by email to [*] with email copy to Globalstar employees to be identified at a later date.

E.             Any payment due from Globalstar shall be deemed to have been paid when the funds are disbursed from Globalstar’s bank, destined to Ericsson’s bank account referenced above.  If any payment is due on any day that is not a business day, such payment shall be due on the succeeding business day.  A late payment charge, at an annual rate of [*], will be applied to any payment not received by the due date thereof.

F.             Invoicing by Ericsson and payment for an early completion of a milestone is subject to Globalstar’s prior written approval.

14.  Intellectual Property Rights

A.            Definitions

As used in this Agreement, the following terms shall have the definitions indicated:

(1)           “Ericsson Background IP” means all IP owned or controlled by Ericsson as of EDC, and all IP conceived or developed by Ericsson after EDC (other than in performance under this Agreement), which is incorporated in or necessary for the use (as provided for herein) of the Work being delivered pursuant to this Agreement.

(2)           “Ericsson Foreground IP” means all IP conceived or developed by or on behalf of Ericsson arising from Ericsson’s performance under this Agreement, which is incorporated in or necessary for the use of (as provided for herein) of the Work being delivered pursuant to this Agreement.

(3)           “Core Network System” or “CN”  means the core network system and other network deliverables being developed and provided by Ericsson pursuant to this Agreement.

(4)           “Globalstar System” means the system including satellites, CN, Radio Access Network (RAN), ground control network, network control centers,

Remote Terminal Diagnostic Monitor and User Terminals operated by Globalstar to provide low earth orbit satellite based wireless telecommunication services worldwide.

(5)           “Intellectual Property” or “IP” means all information, data and technology (including all ideas, discoveries, inventions, methods, techniques and processes, designs, improvements and innovations, all specifications, requirements, software and other works of authorship (including documentation such as manuals, drawings and documents), and all know-how), whether or not patentable and whether or not reduced to practice, and all associated rights in and to any patents and patent applications, copyrights and trade secrets, and all other intellectual and industrial property rights and all forms of protection of any similar nature (including all such rights in software) which may subsist in any part of the world for the full term of such rights including any extension to the term of such rights.

(6)           “User Terminal” means a mobile satellite terminal used for subscriber communication over the Globalstar satellite network.

B.            Ownership of Intellectual Property Rights

(1)  All Ericsson Background IP shall remain the sole and exclusive property of Ericsson.

(2)  All Ericsson Foreground IP shall be exclusively owned by Ericsson, its suppliers or licensors.

C.            License Rights Granted by Ericsson

Subject to fulfillment by Globalstar of its obligations under this Agreement, Ericsson hereby grants to Globalstar a worldwide, non-exclusive, perpetual, irrevocable, non-transferable, non-assignable, fully paid-up license to use, duplicate (Documentation and Software (for archival and backup purposes only)) and disclose the Ericsson Background IP and the Ericsson Foreground IP associated with the CN solely for the purposes of the use, operation and maintenance of the Globalstar System.  The foregoing license rights include the right of Globalstar to sublicense to third parties and to contract with a third party for the purposes set forth above. For the sake of clarification, Globalstar shall use the Software solely on or with a single unit or arrangement of Hardware for which the Software was delivered.

D.            Other Right and License Considerations

(1) This Agreement applies to all updates, upgrades, maintenance releases, revisions and enhancements for the Software which Ericsson may supply to Globalstar from time to time.

(2) Globalstar may make one copy of any Software for backup and archival purposes if the copy contains all of the Ericsson proprietary notices contained in the original Software.  Globalstar may make multiple copies of any Documentation if such copies contain all of the Ericsson proprietary notices contained in the original Documentation.

(3) Globalstar shall not directly or indirectly: (a) modify, copy (except as allowed for backup and archival purposes), transmit, alter, merge, decompile, disassemble, reverse engineer or adapt any portion of the Software; (b) encumber, time-share, rent or lease the rights granted herein; (c) manufacture, adapt, create derivative works of, localize, port or otherwise modify any Software; or (d) disclose or otherwise make available the Software to any third party, without Ericsson’s prior written consent, except as permitted in Article 14 C (1) above.  For the sake of clarification, Globalstar shall have the right to utilize the open interfaces of the CN to add functionality or features (e.g., HLR/HSS and application servers) to the CN.

(4)  Except as expressly set forth in this Agreement, no right or license is either granted or implied by either party to the other with respect to any technical or business information, or with respect to rights in any patents, trademarks, copyrights, trade secrets, mask work protection rights, and other intellectual property.

(5)  In the event Ericsson fails to continue to offer or make available to Globalstar the 2G/3G roaming solution, as defined in Exhibit E, Statement of Compliance, then Ericsson agrees to grant Globalstar the right to use the design and engineering documentation created for Globalstar hereunder for the purposes of supporting, creating and/or modifying the 2G/3G roaming solution.  For clarification purposes, the rights granted herein do not apply to software or hardware that is not produced by Ericsson.

15.  Intellectual Property Rights Indemnity

A.            Ericsson shall, at its own expense, (i) indemnify and defend Globalstar in any claim or legal action in the United States, alleging that the use, sale or offer for sale of any Product provided by Ericsson to Globalstar hereunder or any portion thereof, directly infringes any patent, trademark or copyright of any third party (“Infringement Claim”); and (ii) pay any settlement reached or final award, including reasonable attorney’s fees, for infringement. As a condition of such defense or payment, Globalstar is required to (i) give Ericsson prompt written notice of any Infringement Claim; (ii) provide Ericsson with the sole control of the defense and/or settlement of the Infringement Claim; (iii) cooperate fully with Ericsson in such defense or settlement.  Globalstar may, at its own expense, participate fully in the defense of any such Infringement Claim. For the sake of clarification, the foregoing applies to Infringement Claims involving Ericsson Background IP and Ericsson Foreground IP.

B.            In the event Ericsson becomes aware of a potential Infringement Claim, Ericsson shall use its reasonable best efforts to avoid an interruption of Globalstar service and may (or in the case of an award of an injunction, shall) at its sole option and expense:  (i) procure for Globalstar the right to continue using the alleged infringing Product(s); (ii) replace or modify the alleged infringing Product(s) with an equivalent product(s) so that Globalstar’ use is non-infringing; or (iii) if the remedies under the foregoing clauses (i) and (ii) are not commercially feasible, require Globalstar to return the affected portion of the Product(s) and refund to Globalstar the depreciated value (as carried on the Globalstar’ books) of such Product(s).

C.            Ericsson has no obligation or liability in respect to any Infringement Claim in the event that the affected Product: (i) is manufactured, designed or supplied by Ericsson in accordance with any design or special instruction furnished by Globalstar where such forms the basis of the Infringement Claim; (ii) is used by Globalstar in a manner or for a purpose not contemplated by this Agreement or Ericsson’s Product documentation; (iii) is used by Globalstar in combination with other products or applications not provided by Ericsson under this Agreement, including any software developed by Globalstar through the permitted use of Products, provided that the Infringement Claim arises from such combination or the use thereof; or (iv) is modified by Globalstar, provided the Infringement Claim arises from such modification (“Other Claims”). If Globalstar continues use of the affected Product notwithstanding Ericsson’s request to replace or modify pursuant to Article 15(B) (ii) or its requirement to return pursuant to Article 15(B) (iii), Ericsson shall not be liable for such use.  Globalstar shall indemnify Ericsson against all liability and costs of defense, including reasonable attorneys’ fees, for any and all claims against Ericsson for infringement based upon any of the foregoing.

D.            THE PROVISIONS OF THIS ARTICLE 15 CONSTITUTE THE EXCLUSIVE RECOURSE OF EACH PARTY AND THE ENTIRE OBLIGATION AND LIABILITY OF EACH PARTY WITH RESPECT TO ANY CLAIM FOR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

E.             Ericsson agrees that the provisions of this Article shall apply to any Product modified by Ericsson pursuant to Paragraph 15 B (ii) of this Article.

F.             Globalstar will indemnify Ericsson from any and all damages and costs (including settlement costs) finally awarded or agreed upon for infringement of any United States patent or copyright in any lawsuit resulting from Other Claims, and for reasonable expenses incurred by Ericsson in defense of such lawsuit if Globalstar does not undertake the defense thereof.

16.  Indemnification and Insurance

A.            Ericsson shall indemnify and hold harmless Globalstar, and its subsidiaries and affiliates, and its subcontractors (if any), their respective officers, employees, agents, servants and assignees, or any of them (collectively “Globalstar Indemnitees”), from any direct or indirect loss, damage, liability and expense (including reasonable attorneys fees), on account of loss or damage to tangible personal property and injuries, including death, to all persons, including but not limited to employees or agents of Ericsson, its subcontractors and the Globalstar Indemnitees, and to all other persons, arising from any occurrence to the extent caused by any negligent act or omission or willful misconduct of Ericsson, its subcontractors or any of them.

(1)   At Ericsson’s expense, Ericsson shall defend any suits or other proceedings brought against the Globalstar Indemnitees on account thereof, and shall pay all reasonable expenses and satisfy all judgments which may be incurred by or rendered against them, or any of them, in connection therewith.

(2)   Ericsson shall have the sole right to settle any claim or litigation against which it indemnifies hereunder.  Further, the Globalstar Indemnitees shall provide to Ericsson such reasonable cooperation and assistance as Ericsson may request to perform its obligations hereunder.

B.            Globalstar shall indemnify and hold harmless Ericsson, and its subsidiaries and affiliates, its subcontractors, their respective officers, employees, agents, servants and assignees, or any of them (collectively “Ericsson Indemnitees”), from any direct or indirect loss, damage (including damage to property and injuries, including death), liability and expense (including reasonable attorneys fees) incurred by any third party (including employees or agents of Globalstar and Ericsson Indemnitees) and arising from any occurrence caused by any negligent act or omission or willful misconduct of Globalstar, its officers, employees, agents, consultants, servants and assignees.

(1)   In addition, Globalstar shall waive any claim against and shall indemnify and hold harmless Ericsson Indemnitees from any direct or indirect loss, damage (including damage to property and injuries, including death), liability and expense incurred by any third party and arising from use, operation or performance of the deliverable Products after Acceptance, including as a result of modification or improvements made by Globalstar.

(2)   Globalstar shall, at Globalstar’s expense, defend any suits brought against the Ericsson Indemnitees referred to above and shall pay all expenses and satisfy all judgments which may be incurred by or rendered against them, or any of them, in connection therewith.  Globalstar shall have the right to settle any claim or litigation against which it indemnifies hereunder.  Further, the Ericsson Indemnitees shall provide to Globalstar such reasonable cooperation and assistance as Globalstar may request to perform its obligations hereunder.

C.            Ericsson shall, at its own expense, provide and maintain a Commercial General Liability Insurance Policy (“CGL Policy”) which shall cover property damage and injuries, including death, caused to third parties.  Upon written request by Globalstar, Ericsson will provide a Certificate of Insurance to Globalstar.

17. Globalstar-Furnished Facilities

With respect to any facilities provided by Globalstar or any of its other contractors pursuant to Exhibit D, Statement of Work, and Exhibit E - Statement of Compliance, whether for installation of the items to be delivered by Ericsson under this Agreement or for any other purpose, Ericsson shall exercise all reasonable care to ensure that such facilities are suitable for the purpose intended.

18. Warranty

A.            Notwithstanding any prior inspection or acceptance by Globalstar, Ericsson warrants that:

(1)  All deliverable Hardware shall be in new or like new condition when first delivered to Globalstar and free from any defects in materials, workmanship and design; and

(2)  All deliverable Work shall conform to the requirements specified in this Agreement, including Exhibit D, Statement of Work and Exhibit E, Statement of Compliance.

B.            Ericsson warrants that each Product provided by Ericsson to Globalstar hereunder will, during the applicable warranty period, perform materially in accordance with the applicable specifications.  The warranty period is: (i) twelve (12) months for the hardware components of the Product, commencing upon delivery of the Product, (ii) three (3) months for software and firmware components of the Product (including subsequent releases of the software) commencing upon delivery of the software or firmware, or (iii) twelve (12) months for services, commencing upon the date the Service is performed.  If notified by Globalstar of any Product’s failure to perform materially in accordance with the applicable specifications within the applicable warranty period, Ericsson shall, at its election and expense, repair or replace any such defective Product.  Such repair or replacement includes material, labor and services, and shall be Globalstar’s sole and exclusive remedy and Ericsson’s sole and exclusive obligation in the event this warranty is breached.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THERE ARE NO, AND ERICSSON HEREBY DISCLAIMS ALL, OTHER WARRANTIES, WHETHER IMPLIED, EXPRESS OR STATUTORY, WITH RESPECT TO THE PRODUCTS AND SERVICES PROVIDED TO CUSTOMER HEREUNDER, INCLUDING WITHOUT LIMITATION WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE.

C.  Transportation and insurance costs for defective parts returned to Ericsson shall be at Globalstar’s charge and transportation and insurance costs for parts replaced or repaired by Ericsson shall be at Ericsson’s charge.

 In the event an on-site intervention is needed (e.g., fault cannot be located remotely by Ericsson or failure of a non-replaceable unit), Ericsson shall, upon request, provide on-site support at Globalstar’s additional cost on a time-and-materials basis at the hourly labor rates set forth in Exhibit F, Expansion Pricing and Options.

All return of defective or non-conforming Work to Ericsson shall follow Ericsson’s Return Material Authorization (RMA) process.

D.            Any corrections or replacements made pursuant to this Article shall be subject to Article 9, Delivery, Title and Risk of Loss.  With respect to any part or component that is corrected or replaced, the warranty period specified in this Article shall be suspended from the date of notification of the defect by Globalstar and shall recommence upon the date of satisfactory completion of the correction or replacement for the unexpired portion of the warranty period.  Where such correction or replacement renders the Work or any part thereof non-functional, the warranty period shall be similarly extended for the Work or any part thereof.  Notwithstanding the foregoing, any part or component that is corrected or replaced shall have a warranty period that is the greater of three (3) months or the unexpired portion of the warranty period.

E.             Notwithstanding the foregoing, Ericsson shall not be obligated to provide the warranty services set forth herein if Globalstar has not satisfied all payment obligations due and outstanding as of the date of any claim by Globalstar under the above warranty.  If Globalstar has due but unpaid obligations, Ericsson may, at its sole discretion and without liability to Ericsson, in addition to demanding that Globalstar fulfills all payment obligations contained herein:  (i) reject Work sent for repairs; or (ii) hold any Work sent for repairs until Globalstar fulfills all payment obligations contained herein.  None of the foregoing options elected by Ericsson shall result in an increase in the duration of the warranty period.

19. Confidentiality

A.                  Each party shall during the term of this Agreement and for a period of five (5) years thereafter, keep secret and confidential all know-how or other business, technical or commercial information, in connection with this Agreement disclosed to it by the other party or otherwise belonging to the other party (and shall ensure that any employees or subcontractors are similarly bound) and shall not disclose the same to any person save to the extent necessary to perform its obligations in accordance with the terms of this Agreement.  All such information shall be identified as confidential at the time it is so supplied or shall be such that should reasonably have been understood by the receiving party (based on the circumstances of disclosure or the nature of the information itself)

to be proprietary and confidential to the disclosing party.  For the sake of clarity, each party shall have the right to use, duplicate and disclose, as permitted under this Article, the other party’s confidential information as required to fulfill the party’s requirements under this Agreement, subject to the nondisclosure and use restrictions provided herein.

B.                  Article 14, Intellectual Property Rights, shall take precedence over the provisions of this Article to the extent that there is any inconsistency.

C.                  The foregoing provisions of this Article shall not apply to know-how and information which:

(1)  is or becomes public knowledge without breach of this Agreement;

(2)  is already known to the receiving party at the time of its disclosure by the disclosing party and was not otherwise acquired by the receiving party from the disclosing party under any obligations of confidence;

(3)  is independently developed by Ericsson or Globalstar, which fact can be shown by competent evidence; or

(4)  Globalstar or Ericsson is compelled by legal process or government regulation or order to disclose, provided that the disclosing party is given prompt notice of any proposed release of information under this sub-clause and that the disclosing party be given ample opportunity to engage in legal action to resist and/or restrict any such disclosure.

20. Limitation of Liability

In any event and notwithstanding anything contained within this Agreement, Ericsson’s liability in contract, equity, tort (including negligence or breach of statutory duty) or otherwise arising by reason of, or in conjunction with, this Agreement (except in relation to death or personal injury or intellectual property rights indemnity) shall not exceed the price or fees then already paid by Globalstar to Ericsson for the Products or Services that give rise to such liability.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, EXEMPLARY, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND REGARDLESS OF WHETHER BASED ON ACTION OR CLAIM IN CONTRACT, EQUITY, INDEMNITY, TORT (INCLUDING NEGLIGENCE), INTENDED CONDUCT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH DAMAGES ARE FORESEEABLE.

21. Termination for Cause

A.            Either party shall have the right to terminate this Agreement, in whole or in part, by notice (the “Termination Notice”) in writing to the other party in the event that:

(1)   the other party defaults in the performance of any of its material obligations hereunder and (in the case of a remediable breach) fails to make significant progress in resolving same within sixty (60) working days (the “Cure Period”) of being requested by written notice (the “Default Notice”) to do so; or

(2)   the other party becomes insolvent or the subject of proceedings under any law relating to bankruptcy or the relief of debtors or admits its inability to pay its debts as they become due.

The Termination Notice will be effective immediately without further period for cure.

If such termination for cause occurs, upon payment by Globalstar to Ericsson of all amounts owing up to the date of the Termination Notice, Globalstar may elect to take over the completion of the terminated Work either itself or via a third party in which case Ericsson shall be liable for any reasonable cover costs for such Work up to a maximum of [*] of the remaining unpaid amounts due under this Agreement.  In addition, Ericsson shall provide up to twelve (12) months of termination assistance to Globalstar or its designee at Globalstar’s request and reasonable expense (not to exceed Ericsson’s labor rate specified in Exhibit F, Expansion Pricing and Options).

B.            If Globalstar issues a Termination Notice to Ericsson pursuant to this Article and it is subsequently determined that Ericsson was not in breach, the rights and obligations of the parties shall be the same as if Globalstar had terminated for convenience pursuant to Article 22, Termination for Convenience/Stop Work Orders, unless the parties mutually agree to reinstate the Agreement.

22. Termination for Convenience/ Stop Work Orders

A.            Globalstar may terminate this Agreement, in whole or in part, for Globalstar’s convenience, at any time prior to completion, upon thirty (30) days written notice to Ericsson.  In such case, Ericsson shall immediately stop Work as directed in the termination notice and make its reasonable best efforts to mitigate costs.

B.            In the event of such termination by Globalstar, Globalstar agrees to pay termination fees as set forth in Exhibit B, Termination Liability Schedule.

C.            Title to items that Globalstar has taken possession of shall transfer to Globalstar after payment.

D.            Stop Work Orders

(1)   Globalstar may, at any time, upon reasonable prior written notice to Ericsson (“the Stop Work Order”), direct Ericsson to suspend performance of the Work for a maximum cumulative duration of six (6) months and with a maximum number of suspensions of two (2).  Said Stop Work Order shall specify the date of suspension and the estimated duration of the suspension.  Upon receiving any such Stop Work Order, Ericsson shall promptly suspend further performance of the Work to the extent specified, and during the period of such suspension shall properly care for and protect all Work in process and materials, supplies, and hardware Ericsson has on hand for performance of the Work.

(2)   Globalstar may, at any time during the stop Work, either (a) direct Ericsson to resume performance of the Work by written notice to Ericsson, and Ericsson shall resume diligent performance of the Work, provided that (x) the Delivery Schedule is adjusted to reflect the stop Work and the time required by Ericsson to recommence performance, (y) other affected provisions of the Agreement shall be adjusted, and (z) Ericsson is compensated for its Work stoppage costs as defined in Paragraph (3) below; or (b) terminate the Agreement for convenience in accordance with the foregoing provisions of this Article in which case the costs incurred by Ericsson and its subcontractors as a result of the stop Work as defined below shall be added to the termination charges to be paid pursuant to the foregoing provisions of this Article.

(3)   The Total Purchase Price of this Agreement shall be equitably adjusted to compensate Ericsson for actual costs reasonably incurred by Ericsson or its subcontractors as a result of such suspension and resumption of Work plus a markup of [*].  Ericsson shall invoice Globalstar for such costs, and Globalstar shall pay such invoice within thirty (30) days from the date of invoice.  Invoices will not be issued more frequently than one (1) per month during a stop Work. If after a period of 6 months from receipt of a Stop Work Order, Globalstar does not direct Ericsson to resume Work, Globalstar shall be deemed to have terminated the Agreement for convenience under the foregoing provisions of this Article and the applicable termination charges shall apply.

23.   Government Authorizations

A.            Site Licenses

Globalstar shall be responsible for obtaining and complying with all national authorizations or licenses as may be required to introduce the Product at the sites. This includes, but is not limited to, obtaining and maintaining any license, permits, and/or other authorizations of any kind required for installation, maintenance, testing, or operation of the Work, or any portion thereof, including Services related thereto.  Globalstar shall pay all costs of such licenses, permits and authorizations and all costs and expenses incurred in obtaining and maintaining them.  Globalstar’s obligation to pay Ericsson shall not in any manner be waived by delay or failure to secure or renew, or by the cancellation of, any required licenses, permits or authorizations.

B.            Export Control Regulations

(1)   It is expressly agreed that the execution of this Agreement and the subsequent delivery of Products and Services under this Agreement will be subject to all applicable export controls imposed or administered by the U. S. Government.  The parties shall comply with all applicable U.S. export control laws and regulations and with all applicable administrative acts of the U.S. Government pursuant to such laws and regulations (cumulatively, “Export Laws”).

(2)   Performance by Ericsson under this Agreement is subject to appropriate authorization by the U.S. Government as may be required, including receipt and continued effectiveness of any export privileges/licenses.

(3)   For work in the U.S. involving U.S. persons (defined as U.S. citizens and U.S. lawful permanent residents), export licenses or other export authorizations will not be required.

(4)   Ericsson shall submit requests for commodity classifications for the Products, including any encryption algorithms, as may be required under the Export Administration Regulations (“EAR”) of the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”).  As applicable, Ericsson shall submit requests for authorization to use license exceptions.  Globalstar shall cooperate with Ericsson to obtain such commodity classifications and authorizations, including providing Ericsson with any required information in Globalstar’s possession.  Ericsson agrees to provide copies of such requests and the formal determination (including, as applicable, identification of all Export Classification Control Numbers (“ECCNs”) and all cases of No License Required (“NLR”) and License Exception) of BIS to Globalstar.  Once BIS has issued a formal determination, any use of such classifications and/or license exceptions by Globalstar shall be without recourse to Ericsson, and shall be at Globalstar’s own risk.  Ericsson assumes no liability for any damages whether direct, consequential, incidental, or otherwise, that may be suffered by Globalstar as a result of Globalstar’s using or relying upon such classifications or license exceptions for any purpose whatsoever.

(5)   To the extent a U.S. export license is required for any deliverable Products, Ericsson will apply for the required U.S. export license and will export such deliverable Products in accordance with the export license as approved by BIS.

(6)   Notwithstanding any other provision of this Agreement, Globalstar shall not use, distribute, transfer or transmit the Products (even if incorporated into other items) provided to it by Ericsson under this Agreement except in compliance with Export Laws.  Globalstar shall not, directly or indirectly, export or re-export the Products to any country without the appropriate export authorization, as specified in the Export Laws.  The obligations stated herein shall survive the expiration, cancellation or termination of this Agreement or any other related agreement or contract.  If requested by Ericsson, Globalstar also agrees to sign written assurances and other export-related documents as may be required for Ericsson to comply with the Export Laws.

24.  Restriction of Hazardous Substances (“ROHS”);  Waste Electrical and Electronic Equipment (“WEEE”); and Packaging and Packaging Waste

A.   Deliverable Hardware shall comply with environmental standards required by Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the restriction of the use of certain hazardous substances in electrical and electronic equipment (the “ROHS Directive”);  Directive 2002/96/EC of the European Parliament and of the Council of 27 January 2003 on waste electrical and electronic equipment (the “WEEE Directive”);  and Directive 94/62/EC of the European Parliament and of the Council of 20 December 1994 on packaging and packaging waste (the “Packaging Directive”), including any amendments by Commission Decision, Joint Declaration of EU authorities and Directive 2003/108/EC of 8 December 2003 as well as any statute or statutory provision or subordinate legislation introduced or modified from time to time to implement such Directives into EU Member State Law.

B.   Ericsson shall take all reasonable steps and exercise all due diligence needed to comply with the ROHS Directive, including without limitation, utilizing only ROHS-compliant subcontractors, auditing of subcontractors for compliance, establishing quality assurance processes and procedures for compliance, and maintaining proper documentation of compliance.  At the earliest opportunity but in any case no later than shipment of the first deliverable Hardware, Ericsson shall provide Globalstar with (a) Certificate of Compliance with the ROHS Directive, the WEEE Directive and the Packaging Directive;  and (b) Material Composition Declarations from suppliers in accordance with Forms IPC-1752-1 v1.0 and IPC-1752-2 v1.0 or approved updates.  Ericsson shall keep records for traceability and compliance documentation purposes for at least five (5) years.

C.   Ericsson shall take commercially reasonable steps to comply with the WEEE Directive information and product marking requirements, where applicable, including a symbol of the crossed-out wheelie bin, with a horizontal bar underneath signifying that the Hardware has been manufactured after the WEEE Directive came into force, and a marking properly identifying Ericsson as the producer of the Hardware, as instructed by Globalstar.

D.   Upon request, Ericsson will furnish to Globalstar, as soon as reasonably practical but in any event within 15 business days of such request, any information and assistance as Globalstar, in its reasonable opinion, requires to comply with Globalstar’s obligations under the ROHS Directive, the WEEE Directive and the Packaging Directive, including without limitation, the following:

(a)          information or evidence of compliance as may from time to time be required by any EU Member State Government relating to the Hardware;

(b)         Hardware or component design;

(c)          marking and labeling Hardware;  and

(d)         EU audit requests of Globalstar.

25.  Assignment of Agreement

Each party hereby agrees that it will not, without the prior written approval of the other party (such approval not to be unreasonably withheld or unduly delayed), assign or delegate any of their rights, duties, and obligations under this Agreement, except to a wholly-owned subsidiary of such party or except in the event of a sale of all or substantially all of a party’s assets (which assignment or delegation shall not relieve the assignor or delegator of liability).  In case of assignment by Globalstar, Globalstar shall demonstrate to Ericsson’s satisfaction that its successor or assignee possesses the financial resources to fulfill Globalstar’s obligations under this Agreement.  Upon such assignment, the assignee shall assume all rights and obligations of the assignor existing under this Agreement at the time of such assignment.  This Article shall not preclude the granting of a security interest by a party to a lender.

26.  Key Personnel

A.            No later than KOR, Ericsson shall identify the Key Personnel to perform the services and staff the Work, until successful completion of the Work performed hereunder (individually a “Key Person” and collectively the “Key Personnel”).

Position	Name
Program Manager	[*]
System Integration and Services	[*]

B.            Key Personnel shall not be removed from performance of the Work under this Agreement unless replaced with personnel of substantially equal qualifications and ability.  Globalstar shall have the right to review the qualifications of any proposed replacements.  If Globalstar deems, in its reasonable judgment, the proposed replacements to be unsuitable, Globalstar may require Ericsson to offer alternative candidates.  Notwithstanding its role in reviewing Key Personnel and their replacements, Globalstar shall have no supervisory control over their performance and nothing in this Article shall relieve Ericsson of any of its obligations under this Agreement or of its responsibility for any acts or omissions of its personnel.

27.  Communication and Authority

A.            [*] is assigned as Globalstar’s Program Manager with authority to issue technical direction within the scope of this Agreement.  [*] is assigned as Ericsson’s Program Manager with authority to accept such direction.  Notwithstanding Article 26(A), Key Personnel, the foregoing Program Managers are authorized (i) to initial the Exhibits and any modifications thereto (except Exhibit A - Pricing Schedule and Exhibit F - Expansion Pricing and Options), and (ii) to execute the waivers of technical compliance with the specifications in the Exhibits.

B.            All contractual correspondence to Globalstar will be addressed to (with copy to the Program Manager):

[*]

All technical correspondence to Globalstar will be addressed to:

[*]

All notices to Ericsson required to be sent pursuant to Article 15, Intellectual property Rights Indemnification, Article 19, Confidentiality, Article 21, Termination for Cause and Article 22, Termination for Convenience/ Stop Work Orders, shall be addressed to:

[*]

All other contractual correspondence to Ericsson will be addressed to (with copy to the Program Manager):

[*]

All program and technical correspondence to Ericsson will be addressed to the Program Manager.

C.            In a time critical situation, such as operational or technical matters requiring immediate attention, notice may be given by telephone.  Any notice given verbally will be confirmed in writing as soon as practicable thereafter in accordance with Paragraph D of this Article.

D.            Except as provided in Paragraph C of this Article, all notices, demands, reports, orders and requests hereunder by one party to the other shall be in writing and deemed to be duly given on the same business day if sent by electronic means (i.e., electronic mail) or delivered by hand during the receiving party’s regular business hours, or on the date of actual receipt if sent by pre-paid overnight, registered or certified mail.

E.             The parties agree to cooperate in implementing the use of electronic signatures, provided that such use is consistent with applicable law.

28. Dispute Resolution

The parties shall attempt to resolve any dispute, controversy or difference that may arise between them through good faith negotiations.  In the event the parties fail to reach resolution of such dispute within thirty (30) days of entering into negotiations, either party may refer such dispute to arbitration as set forth below.

Any disputes arising under or relating to this Agreement shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Arbitration shall be held in the City of Denver, Colorado, or such other place as the parties may agree and shall include an award of attorneys’ fees (and the amount of such fees) to the prevailing party.  The arbitration shall be conducted by one arbitrator whose selection shall be based upon mutual agreement of the Parties.  The arbitrator’s award shall be final and binding, and judgment thereon may be entered in any court having jurisdiction over the party against which enforcement is sought; provided that any such award rendered by the arbitrators shall be strictly in conformance to and in accordance with the terms and conditions of this Agreement, including without limitation the limitation of liability provisions contained herein.  Other than those matters involving injunctive relief as a remedy or any action necessary to enforce the award of the arbitrators, the parties agree that the provisions of this Section are a complete defense to any suit, action or other proceedings instituted in any court or before any administrative tribunal with respect to any dispute or controversy arising under or relating to this Agreement.  Nothing in this Section shall prevent either party from exercising its rights to terminate this Agreement as specified herein.  The provisions of this Section shall survive the expiration or termination of this Agreement for any reason.

29. Changes

A.            At any time during this Agreement, Globalstar may request changes in the Work, so long as such changes are within the general scope of the Agreement.  Ericsson may also propose changes for consideration by Globalstar.

B.            A change request from Globalstar must be identified as such, must be made or confirmed in writing, and must be signed by the responsible officer identified in Article 27, Communication and Authority.  If any other conduct by the responsible officer or any other representative of Globalstar is construed by Ericsson as possibly constituting a change request or an interpretation of the Agreement requirements inconsistent with Ericsson’s understanding of those requirements, Ericsson shall promptly notify Globalstar and request clarification.

C.            Within thirty (30) days after receiving a change request from Globalstar, Ericsson shall submit to Globalstar a written proposal in accordance with the requirements of Paragraph D of this Article.  On a case-by-case basis, Ericsson may request a longer period to prepare the proposal.  Globalstar shall not unreasonably withhold its consent to a request for such a longer period, taking into account the nature of the change request, but Globalstar may also take into account the impact of such an extension on the performance schedule.

D.            Whether submitted in response to a change request initiated by Globalstar, or initiated by Ericsson, the proposal shall itemize, in a reasonable format specified by Globalstar, any impact that the change would have on the technical requirements, price, performance schedule, or other terms and conditions of this Agreement.  Where appropriate, the proposal shall also suggest any revised language for the Agreement, including any of its Exhibits, which would be necessary to implement the change.

E.             Any claim by Ericsson for adjustment of the technical requirements, price, performance schedule, or other terms and conditions of this Agreement, attributable to a change, shall be deemed waived unless asserted in the proposal.

F.             If the cost of any materials that would be made obsolete as a result of a change is included in Ericsson’s claim for adjustment:

(1) To the extent that such materials have resale, reuse, or salvage value to Ericsson or its subcontractors or suppliers, Globalstar shall be entitled to a credit.

(2) If such materials have no such resale, reuse, or salvage value, Globalstar shall have the right to prescribe their manner of disposition.

G.            After Globalstar receives a sufficiently detailed proposal, and after any negotiations with respect to the adjustments claimed by Ericsson, the following outcomes are possible:

(1) Globalstar may decide not to proceed with implementation of the change.

(2) Globalstar may decide to implement the change, in which case:

(a)          If the parties have reached agreement about the adjustments to be made in the Agreement, the parties shall execute a formal amendment to the Agreement and Ericsson shall proceed with implementation as agreed; or

(b)         Globalstar and Ericsson may agree to proceed with implementation of a change prior to execution of a formal amendment, subject to any adjustments subsequently agreed or awarded.

30. Public Release of Information

Each party agrees to submit to the other party all press releases and other publicity matters wherein the other party’s names or marks are mentioned or language from which the connection of said names or marks therewith may be inferred or implied. Each party agrees not to publish such press releases or publicity matters without the other party’s prior written approval.

A.            During the term of this Agreement, neither party, nor its affiliates, subcontractors, employees, agents and consultants, shall release items of publicity of any kind including, without limitation, news releases, articles, brochures, advertisements, prepared speeches, company reports or other information releases related to the Work performed hereunder, including the denial or confirmation thereof, without the other party’s prior written consent.

B.            Nothing contained herein shall be deemed to prohibit either party from disclosing this Agreement, in whole or in part, or information relating thereto (i) as may be required by the rules and regulations of a government agency with jurisdiction over the disclosing party or a stock exchange on which the disclosing party’s shares are then listed, (ii) as may be required by a subpoena or other legal process (iii) in any action to enforce its rights under this Agreement, (iv) to its lenders under appropriate assurances of confidentiality for the benefit of the disclosing party or (v) to its auditors, attorneys and other professional advisors in the ordinary course, provided that such auditors, attorney and advisors have contractual or professional obligations to maintain the confidentiality of the disclosed material.  The disclosing party shall use reasonable commercial efforts to disclose only such information as it believes in good faith it is legally required to disclose pursuant to clauses (i) or (ii), above, and will seek, to the extent reasonably available under applicable rules, to obtain confidential treatment for any information either party reasonably considers trade secrets and that is required to be disclosed.  To the extent practicable, the disclosing party shall provide the other party with a reasonable opportunity in advance of disclosure to request redactions or deletions of specific terms and provisions of the Agreement and shall accommodate those requests to the extent reasonably consistent with applicable confidential treatment rules.

C.            Within a reasonable time prior to a proposed issuance of news releases, articles, brochures, advertisements, prepared speeches, and other such information releases concerning the Work performed hereunder, the party desiring to release such information shall request the written approval of the other party concerning the content and timing of such releases.  The parties anticipate the issuance of press releases in connection with the execution of the Agreement, which press releases shall be subject to approval by both parties prior to release.

31. Force Majeure

Each party will be excused from performance hereunder (except for payment obligation) for any period and to the extent that it is prevented from such performance, in whole or in part, as a result of delays caused by the other party or an act of God, natural disaster, war, civil disturbance, court order, labor dispute, or other cause beyond its reasonable control and which it could not have prevented by reasonable precautions, including failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment, and such non-performance will not be a default hereunder or a ground for termination hereof.

32. Relationship

The relationship between Globalstar and Ericsson is that of independent contractor.  This Agreement does not create any employer-employee, agency, joint venture, or partnership relationship between Globalstar and Ericsson.

33. Miscellaneous

This Agreement shall be governed by the laws of the State of Colorado, other than the choice of law rules. The provisions of this Agreement shall be severable, and if any provisions shall be held unenforceable the remaining provisions shall remain in full force and effect.  Expiration or termination of this Agreement for any reason shall not release either party from any liability or obligation set forth in this Agreement which (i) the parties have expressly agreed will survive any such expiration or termination, or (ii) remain to be performed or by their nature would be intended to be applicable following such expiration or termination.  This Agreement, each Statement of Work (or purchase order submitted by Globalstar and accepted by Ericsson), and all Exhibits attached hereto or thereto, each of which is hereby incorporated herein or therein, as applicable, for all purposes, constitute the entire agreement between Ericsson and Globalstar with respect to the subject matter hereof and thereof, and there are no understandings or agreements relative hereto or thereto that are not fully expressed herein or therein. Any other terms or conditions included in any quotes, acknowledgements, bills of lading, purchase orders, invoices or other forms utilized or exchanged by the parties hereto that are in addition to or in conflict with those set forth in this Agreement or the applicable Statement of Work will be of no force or effect and will not be incorporated herein or be binding unless specifically and expressly agreed to in writing by both parties.  No change, waiver or discharge will be valid unless in writing signed by an authorized representative of the party against whom such change, waiver or discharge is sought to be enforced.

IN WITNESS WHEREOF, the parties to this Agreement have caused their authorized representatives to execute this Agreement as of the Effective Date.

ERICSSON FEDERAL INC.

By:	/s/ Douglas C. Smith

Printed Name:	Douglas C. Smith

Title:	President, Ericsson Federal

GLOBALSTAR, INC.

By:	/s/ Thomas M. Colby

Printed Name:	Thomas M. Colby

Title:	Chief Operating Officer